Exhibit 99.1

FOR IMMEDIATE RELEASE

For: Authentidate Holding Corp.

Berkeley Heights, NJ

February 13, 2014

AUTHENTIDATE HOLDING CORP. REPORTS SECOND QUARTER RESULTS

163% Increase in Telehealth Revenues Drives Top- and Bottom- Line Improvements

for the Quarter and Year-to-Date Periods

Authentidate Holding Corp. (Nasdaq: ADAT), a provider of secure, web-based software applications and telehealth products and services for healthcare organizations, today announced financial results for the three-month and six-month periods ended December 31, 2013.

Selected highlights for the second quarter include:

•	Increased revenues approximately 39% for the second quarter compared to the prior year quarter, led by an increase of approximately 163% in telehealth revenues.

•	Improved operating margins compared to the prior year and reduced operating and net losses compared to the prior year and sequentially from the first quarter of fiscal 2014.

•	Added Jeffrey A. Beunier to the board of directors. Mr. Beunier is the founder and principal of Open Choke Capital Management, LLC, which provides consulting services to private and institutional investors as well as public companies focusing on energy related transactions, monetization strategies and strategic advisory assignments. He also advises independent oil and gas operators on capital structure and funding sources. Mr. Beunier serves on the advisory board, and is a limited partner, of Lazarus Investment Partners, LLLP and was elected to the board pursuant to the Board Nomination and Observer Agreement between the company and Lazarus Investment Partners.

•	Strengthened the company’s balance sheet with the completion of a private placement transaction of the company’s common stock and warrants for net proceeds of approximately $2.4 million.

Ben Benjamin, Chief Executive Officer of Authentidate, stated, “Our results continued to move in the right direction as we reported strong revenue growth and improved operating results for the quarter and year-to-date periods. Shortly before the holidays, the Department of Veterans Affairs (VA) was required to implement a security system upgrade at its data center that required some changes from Authentidate. We completed the changes in a timely manner, however, the required testing for the changes as well as the timing of the major U.S. holidays in November and December impacted patient activations and sales for our state-of-the-art Electronic House Call telehealth platform for the last six weeks of the quarter. While this delayed our progress near term and caused a brief slowdown in revenue growth compared to the first quarter of fiscal 2014, the changes are now behind us. We believe there is pent up demand for this important solution and we expect to get back on track to realize our financial objectives for fiscal 2014. Despite this delay, we improved our operating results compared to the prior year periods, reflecting the strength of our business model which benefits from a relatively fixed cost base, and strengthened our balance sheet. We have also made solid progress with our efforts to lower production costs for our solutions and we remain excited about the future prospects for our business.”

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Second Quarter Fiscal 2014 Financial Results

Revenues for the quarter ended December 31, 2013 increased approximately 39% to $1.5 million compared to $1.1 million for the prior year period and decreased approximately 19% sequentially from $1.8 million for the first quarter of fiscal 2014. The increase in revenues compared to the prior year reflects an increase in revenues from our telehealth products and services. The sequential decrease in revenues from the first quarter is due primarily to a decrease in telehealth equipment sales during the second quarter.

Operating loss for the quarter ended December 31, 2013 decreased to $1.5 million compared to $1.9 million for the prior year period. This decrease reflects the increase in revenues, lower data center maintenance expenses and a state payroll tax credit which offset increases in selling, investor relations, legal and stock option expenses. Net loss for the quarter was $1.6 million, or $0.07 per share, compared to $2.7 million, or $0.11 per share, for the prior year period. The decrease in net loss for the period is due primarily to higher revenues and a decrease in the non-cash amortization of the debt discount for the quarter.

Year-to-Date Financial Results

Revenues for the six months ended December 31, 2013 increased approximately 66% to $3.3 million compared to $2.0 million for the prior year period. The increase in revenues for the period reflects an increase in revenues from telehealth products and services.

Operating loss for the six months ended December 31, 2013 decreased to $3.3 million compared to $3.9 million for the prior year period. This decrease reflects the increase in revenues for the period which offset the increase in total operating expenses. Net loss for the six-month period was $3.5 million, or $0.16 per share, compared to $5.2 million, or $0.22 per share, for the prior year period. The decrease in net loss for the period reflects the same trends as the second quarter.

Balance Sheet

As of December 31, 2013, cash, cash equivalents and marketable securities were $3.4 million and the company had working capital of $4.7 million.

Mr. Benjamin concluded, “During the quarter, revenues for our hosted software services decreased as market consolidation and the competitive bidding process for healthcare products impacted several of our referral and order management customers. While these trends are affecting several of our customers in the short-term, we believe we will benefit from ongoing healthcare reforms to lower costs, automate healthcare processes and improve patient outcomes. As we have stated previously, we believe these factors are all catalysts for growth and we expect to see our hosted software services revenues increase in the near and long term as we help customers address these emerging market needs. Our RFP (request for proposals) pipeline remains robust with both new and existing customers for all three of our solutions and we believe we are well positioned for growth as our markets develop. Additionally, the data from successful deployments of our solutions is increasingly demonstrating a powerful return on investment for our customers, and in the coming months we expect to more actively communicate this ROI to the marketplace. Authentidate’s solutions address the strategic goals of healthcare reform initiatives and we believe that these efforts will drive long-term demand for our solutions going forward.”

Conference Call Details

Management will host a conference call on Thursday, February 13, 2014, at 4:30 p.m. ET, to discuss the latest corporate developments and results. The dial-in number for callers in the U.S. is 877-407-8293 and the dial in number for international callers is 201-689-8349.

Participants may also access a live webcast of the conference call listed on Authentidate’s Investor Events Page at URL: http://www.authentidate.com/investors/investor-events.

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A dial-in replay of the call will be available through February 20, 2014. To access the replay, please dial 877-660-6853 in the U.S. and 201-612-7415 internationally, and then enter the conference ID #13575169. After that, a link to replay the webcast of the conference call will be listed on Authentidate’s Investor Events Page at http://www.authentidate.com/investors/investor-events.

About Authentidate Holding Corp.

Authentidate Holding Corp. is a provider of secure web-based software applications and telehealth products and services that enable healthcare organizations to coordinate care for patients and enhance related administrative and clinical workflows. Authentidate’s products and services enable healthcare organizations to increase revenues, reduce costs and enhance patient care by eliminating paper and manual work steps from clinical and administrative processes. Authentidate’s telehealth solutions combine patient vital signs monitoring with a web application that streamlines patient care management. Delivered as Software as a Service (SaaS), customers only require an Internet connection and web browser to access our web-based applications thereby utilizing previous investments in systems and technology. The company’s healthcare customers and users include leading homecare companies, health systems, physician groups and governmental entities. These organizations utilize the company’s products and services to coordinate care for patients outside of acute-care.

For more information, visit the company’s website at www.authentidate.com

This press release contains forward-looking statements within the meaning of section 27A of the Securities Act of 1933 and section 21E of the Securities Act of 1934. When used in this release, the words “believe,” “anticipate,” “think,” “intend,” “plan,” “will be,” “expect,” and similar expressions identify such forward-looking statements. Such statements regarding future events and/or the future financial performance of the company are subject to certain risks and uncertainties, which could cause actual events or the actual future results of the company to differ materially from any forward-looking statement. Such risks and uncertainties include, among other things, the availability of any needed financing, the company’s ability to implement its business plan for various applications of its technologies, the impact of competition, the management of growth, and the other risks and uncertainties that may be detailed from time to time in the company’s reports filed with the Securities and Exchange Commission. In light of the significant risks and uncertainties inherent in the forward-looking statements included herein, the inclusion of such statements should not be regarded as a representation by the company or any other person that the objectives and plans of the company will be achieved.

Authentidate, Inscrybe and InscrybeMD are registered trademarks of Authentidate Holding Corp. All other trade names are the property of their respective owners.

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Media Contacts:

Peter Seltzberg, Hayden IR,

peter@haydenir.com or (646) 415-8972

Brett Maas, Hayden IR,

Brett@haydenir.com or (646) 536-7331

Source: Authentidate Holding Corp.

Authentidate Holding Corp. and Subsidiaries

Condensed Consolidated Balance Sheet Data

	December 31,
	2013	June 30,
( in thousands, except per share data )	(Unaudited)	2013

Assets
Current assets
Cash and cash equivalents	$3,194	$3,505
Restricted cash	256	256
Marketable securities	210	210
Accounts receivable, net	461	566
Inventory	3,171	3,959
Prepaid expenses and other current assets	475	688

Total current assets	7,767	9,184
Property and equipment, net	584	733
Other assets
Licenses, net	1,981	2,082
Other assets	1,147	1,194

Total assets	$11,479	$13,193

Liabilities and Shareholders’ Equity
Current liabilities
Accounts payable, accrued expenses and other liabilities	$3,010	$3,459
Senior secured notes, net of unamortized discount	—	724
Deferred revenue	67	150

Total current liabilities	3,077	4,333
Long-term deferred revenue	139	184

Total liabilities	3,216	4,517

Commitments and contingencies
Shareholders’ equity
Preferred stock, $.10 par value; 5,000 shares authorized, Series B, 28 shares and Series D, 665 shares issued and outstanding on December 31, 2013 and June 30, 2013, respectively	69	69
Common stock, $.001 par value; 100,000 shares authorized, 38,327 and 35,339 issued and outstanding on December 31, 2013 and June 30, 2013, respectively	38	35
Additional paid-in capital	200,646	197,409
Accumulated deficit	(192,490)	(188,837)

Total shareholders’ equity	8,263	8,676

Total liabilities and shareholders’ equity	$11,479	$13,193

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Authentidate Holding Corp. and Subsidiaries

Condensed Consolidated Statement of Operations and Comprehensive Operations Data

(Unaudited)

	Three Months Ended December 31,		Six Months Ended December 31,
(in thousands, except per share data)	2013	2012	2013	2012

Revenues
Hosted software services	$559	$708	$1,198	$1,375
Telehealth products and services	902	343	2,068	597

Total revenues	1,461	1,051	3,266	1,972
Operating expenses
Cost of revenues	942	817	2,237	1,517
Selling, general and administrative	1,608	1,626	3,470	3,362
Product development	264	313	505	561
Depreciation and amortization	192	204	378	408

Total operating expenses	3,006	2,960	6,590	5,848

Operating loss	(1,545)	(1,909)	(3,324)	(3,876)
Other (expense) income, net	(32)	(824)	(127)	(1,372)

Net loss	(1,577)	(2,733)	(3,451)	(5,248)

Basic and diluted loss per common share	$(0.07)	$(0.11)	$(0.16)	$(0.22)

Comprehensive operations
Net loss	$(1,577)	$(2,733)	$(3,451)	$(5,248)

Comprehensive loss	$(1,577)	$(2,733)	$(3,451)	$(5,248)

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